EXHIBIT 10.24

MORGAN STANLEY COMPENSATION INCENTIVE PLAN
PLAN DOCUMENT
AMENDED AND RESTATED AS OF DECEMBER 14, 2020
This plan document sets forth the terms and conditions of the Morgan Stanley Compensation Incentive Plan (“MSCIP” or the “Plan”). The Plan provides for the establishment of Accounts for Participants, for administration purposes only, which Accounts shall at all times represent contingent and unsecured contractual obligations of Morgan Stanley.
As described herein, the Administrator may from time to time create, terminate, expand or limit programs under the Plan with respect to certain groups of employees and add or expand programs under the Plan for other groups of employees. Any program under the Plan may, if the Administrator so determines, be structured and maintained to qualify as a Top Hat Plan. Unless otherwise noted, references herein to MSCIP or the Plan include any program created under the Plan from time to time.
Capitalized terms used herein without definition have the meanings set forth in Section 20 or the applicable Award Certificate.
1.Purposes and General Provisions.
MSCIP is a long-term incentive plan. The Plan is intended to attract, retain and motivate employees and to compensate them for their contributions to the Firm. The Plan may also be used as a vehicle to increase the alignment of the interests of certain designated employees of the Firm with the interests of the Firm’s clients and shareholders in Firm funds by providing for long-term incentive awards that are notionally invested in referenced funds organized or managed by the Firm. Subject to the terms and conditions of the Plan set forth herein and of the applicable Award Certificate, Eligible Employees in certain programs under the Plan may be able to express a preference as to how they would like their Account Value to be notionally allocated among the Notional Investments available under the Plan for purposes of measuring the increase or decrease in the value of their Account.
2.Administration.
(a)Authority.
(i)Morgan Stanley is the sponsor of the Plan. The Compensation Committee is responsible for administering the Plan, including, without limitation, adopting rules and procedures for determining the Notional Investments offered, determining the terms and conditions of a Participant’s

Award or Account Value and interpreting the Plan provisions, Award Certificates and any Descriptive Materials. The Compensation Committee may, in its sole discretion, delegate some or all of its authority and responsibilities under to the Plan to a committee of the Firm or to one or more senior officers of the Firm, such as Morgan Stanley’s Chief Administrative Officer, and may provide that any committee of the Firm to which, or any senior officer of the Firm to whom, it delegates authority to administer the Plan may further delegate such authority to one or more officers of the Firm.
(ii)The Compensation Committee and any committee of the Firm to which, or any officer of the Firm to whom, authority to administer the Plan is delegated pursuant to Section 2(a)(i), and all members of any such committee are referred to herein, insofar as they are acting pursuant to authority granted or delegated pursuant to the Plan, as the “Administrator”. Each interpretation, determination or other action made or taken pursuant to the Plan by the Administrator from time to time shall be made or taken in its sole discretion and shall be final, binding and conclusive on all persons.
(b)No Liability. The Administrator shall not be liable for anything whatsoever in connection with the administration of the Plan, including, without limitation, any interpretation, determination or other action taken or not taken in administering the Plan, except the Administrator’s own willful misconduct. In the performance of its functions with respect to the Plan, the Administrator shall be entitled to rely upon information and advice furnished by the Firm’s officers, the Firm’s accountants, the Firm’s counsel and any other party the Administrator deems necessary or advisable to consult, and the Administrator shall not be liable for any interpretation, determination or other action taken or not taken in reliance upon any such advice.
3.Eligibility.
The Administrator will determine the eligibility criteria applicable for each Award granted under the Plan and Awards granted under any program under the Plan. In the case of any program that is intended to qualify as a Top Hat Plan, the Administrator may establish or adjust eligibility criteria that in its judgment are appropriate to maintain such qualification.
4.Awards.
The Administrator will determine the type and quantum of each Award. Each such determination may, in the sole discretion of the Administrator, apply with respect to an individual Participant, certain categories of Participants or Participants in certain programs under the Plan.
The Administrator may permit some or all Eligible Employees to express a preference to allocate a portion of their compensation to MSCIP in a manner prescribed by the Administrator. Any such allocation preferences shall be made by a date specified by the Administrator and shall be subject to revocation or reduction by the Administrator, provided that any such revocation or reduction shall be made by the allocation preference deadline applicable to the Eligible Employee unless making such revocation or reduction at a later time would not result in the imposition of interest or additional tax under Section 409A.
5.Vesting and Other Terms.
The Administrator will determine the vesting schedule, as well as any other restrictions, applicable to a Participant’s Account Value (which may include, without limitation, the effects of termination of employment and cancellation of the Account Value under specified circumstances). The Administrator may also establish other terms and conditions applicable to a Participant’s Account Value, including, without limitation, the consequences of a Participant’s death. The vesting schedule and any such other restrictions or terms and conditions will be set forth in the applicable Award Certificate.
6.Accounts.
(a)Credits and Charges to a Participant’s Account. A Participant’s Award shall be credited to the Participant’s Account as of a date determined by the Administrator. A Participant’s Account shall also be credited (or debited) with returns (or losses) on the Participant’s Notional Investments following the date on which the Participant’s Awards are credited. A Participant’s Account Value shall be reduced to reflect any distributions to the Participant or any of the Participant’s Beneficiaries.
(b)Notional Allocation Parameters.
(i)The Administrator will establish rules for how a Participant’s Account Value shall be notionally allocated among the available Notional Investments. These rules may vary for certain categories of Participants or Participants in certain programs under the Plan. The Administrator may determine that, for certain categories of Participants or Participants in certain programs under the Plan, the entire Account Value will be notionally allocated to a single Notional Investment or notionally allocated in fixed percentages among two or more referenced Notional Investments. The Administrator may also determine for certain categories of Participants, or Participants in certain programs under the Plan, minimum and/or maximum percentages of their Account Value that must be notionally allocated to referenced Notional Investments. The notional allocation requirements applicable to a Participant will be communicated to the Participant by means of the applicable Award Certificate or the Descriptive Materials or through such other means of communication as the Administrator may select.
(ii)To the extent that the notional allocation rules established by the Administrator permit a Participant to request changes to the notional allocation of all or a portion of the Participant’s Account Value among the Notional Investments then available under the Plan, any such request shall be made in accordance with procedures and at such times as established by the Administrator from time to time. In this regard, it is noted specifically that the Administrator may determine, and may change from time to time, (i) the frequency of permitted notional reallocations and (ii) the minimum percentage of the Account Value that is required, and the maximum percentage of the Account Value that is permitted, to be notionally allocated to one or more Notional Investments, and, in each case, such changes may apply to existing as well as future notional allocations to Notional Investments. Without limiting the generality of the preceding sentence, the Administrator may make changes in order, among other things, to reflect limitations or restrictions that would apply to actual investors in the Referenced Funds. No notional reallocation that a Participant requests shall be honored to the extent that it would conflict with the minimum and/or maximum notional allocation requirements that the Administrator may establish from time to time.
(c)Notional Allocations Generally. The notional allocation of a Participant’s Account Value will remain at the ultimate discretion of the Firm and will be made exclusively for the purpose of determining the Participant’s Account Value from time to time in accordance with the Plan. Participant Accounts will not be invested in the Referenced Funds, and Participants will not become direct investors in any of the Referenced Funds by virtue of their participation in the Plan.
(d)Determination of Account Value. The Administrator shall from time to time calculate each Participant’s Account Value based on the Participant’s Awards and the deemed notional allocation of the Participant’s Account among the Notional Investments available to the Participant. Subject to the terms and conditions of the Plan, the rate of return of any Notional Investment over the relevant measurement period will track the performance of the relevant Referenced Fund. Calculation of the Participant’s Account Value as of any given date will be based on the information available to the Administrator as of the date of determination, which information may include estimates, and, where information about a specific Notional Investment is not available to the Administrator, may be based on information, including estimates, relating to other investment vehicles that the Administrator determines to be reasonably similar to the Notional Investment in question. Following the commencement of distribution of a Participant’s Account Value to the Participant, the Administrator shall continue to calculate the Participant’s Account Value from time to time in the manner described above, taking into account distributions from the Participant’s Account. The Firm’s valuation of a Participant’s Account Value shall be conclusive and binding.
(e)Selection of Notional Investments; Conflicts of Interest.
(i)The Administrator shall choose the Notional Investments available under the Plan. The Notional Investments available from time to time will be indicated on the Executive Compensation Department website or through other means that the Administrator shall determine and communicate to Participants from time to time. The Firm may provide a Participant with a description of the Referenced Funds and their historical returns; provided, however, that the Firm shall not be responsible for the accuracy of any such description that the Firm obtains from a Referenced Fund or a party acting on its behalf or bases on information obtained from a Referenced Fund or a party acting on its behalf. Under no circumstances will the Firm be responsible for actions, statements or performance of any Referenced Fund.
(ii)The Administrator may choose the Notional Investments available under the Plan based on a variety of factors, which may include, without limitation, the Firm’s own business interests and its relations with the Referenced Funds or parties affiliated with the Referenced Funds. Participants should be aware of the existence of actual and potential conflicts of interest with the Firm and are considered to waive any claim with respect to the existence of any conflict of interest. The Administrator may require each Participant to affirmatively make such acknowledgment and waiver.
(iii)The performance of each Notional Investment shall reflect all of the fees and costs of the Referenced Fund, including, without limitation, brokerage and other fees, which the Referenced Fund may pay to the Firm if the Firm provides certain services to the Referenced Fund. The Firm may also act as the investment advisor or provide other services to the Referenced Fund and receive fees for providing these services. Fees paid by a Referenced Fund will reduce the performance of the Referenced Fund (and accordingly the performance of the Notional Investment) and, therefore, will reduce the Firm’s payment obligations to Participants under the Plan.
(f)Right to Change Notional Investments and Notional Allocations Thereto. The Administrator may, from time to time in its sole discretion, change the Notional Investments available to Participants or notionally allocate a Participant’s Account to different Notional Investments than those requested by the Participant. Among other things, this means that the Firm has the absolute right to replace a Participant’s Notional Investments with different Notional Investments and/or impose additional investment conditions and restrictions on the Notional Investments (including restrictions on a Participant’s ability to notionally allocate into, or notionally reallocate away from, a Notional Investment). Nothing in this plan document, any Award Certificate or any Descriptive Materials shall be construed to confer on a Participant the right to continue to have any particular Notional Investment available for purposes of measuring the value of the Participant’s Account.
(g)Amounts at Risk. The value of a Participant’s Account is subject to risk at all times based upon the performance of the Notional Investments to which the Participant’s Account is notionally allocated and based upon currency fluctuation. If the value of a Participant’s Notional Investments decreases in the future, the value of the

Participant’s Account may be lower than the Participant’s original Awards. Although a Participant will not be an investor in the Referenced Funds underlying the Notional Investments, a Participant’s Account will be subject to gains and losses attributable to the performance of the Notional Investments to which the Participant’s Account Value is notionally allocated. Participants will be subject to the risks that an actual investor in such Notional Investments would incur. To the extent that an actual investor in any such Notional Investment would incur costs in connection therewith, the Firm may adjust the return on a Participant’s Notional Investments to reflect these costs. Payment of the Participant’s Account is also subject to the risks associated with the Participant’s status as an unsecured general creditor of Morgan Stanley as described in Section 9.
(h)Administration Fees. In the discretion of the Administrator, Awards may be subject to a one-time set-up fee and Account Values may be subject to a periodic administration fee (collectively, the “Administration Fees”) determined by the Administrator from time to time and set forth in the applicable Award Certificate or Descriptive Materials. The Administration Fees are separate from any fees and costs of the related Referenced Funds that affect the performance of the related Notional Investments and are reflected in the net returns credited to a Participant’s Account. Without limiting the generality of the two preceding sentences, in connection with any hedge funds, hedge fund indices and other alternative Notional Investments that may be offered under the Plan, to the extent offerings of such Notional Investments result in unpredictable expenses or costs to the Firm, the Firm has the absolute right to impose additional fees on a Participant’s Account Value.
(i)Other Plans. If a Participant becomes eligible to participate in MSCIP or a program similar to MSCIP with respect to any other award, or if a Participant has already received awards pursuant to another incentive plan, the Firm may, for administrative convenience, maintain a single Account to record a Participant’s awards delivered under such plans or programs (and amounts credited to or debited from such awards) under MSCIP and any similar programs. The portion of a Participant’s Account corresponding to each Award shall be governed by the terms and conditions applicable to each such Award.
7.Manner of Payment.
(a)Form of Payment. Unless the Administrator determines otherwise in its sole discretion, all payments under the Plan to a Participant (or a Participant’s Beneficiary) shall be made in the Participant’s (or Beneficiary’s) local currency.
(b)Payment Date. Payments of a Participant’s Account will be made at such time or times as the Administrator shall determine at the time the Award is granted. The Administrator may provide for a different payment schedule for certain Participants or certain categories of Participants (such as Participants in a designated program or designated programs) based on such considerations as the Administrator considers appropriate (which may include the liquidity of the Referenced Funds to which the Account Values of such Participants are indexed).

(c)Required Notional Reallocations. The Administrator shall determine the value of all distributions under the Plan. Prior to any distribution, the Administrator may require a Participant to notionally reallocate a portion of the Account Value out of the Participant’s current Notional Investments during the next notional reallocation period into other designated Notional Investment(s) in order to ensure that the Participant’s distribution payment(s) can be made in full and on time. The Administrator may notionally reallocate a Participant’s Account Value to ensure that the Participant satisfies this Section 7(c).
(d)No Withdrawals or Loans. Except for distributions made in accordance with the terms of the Plan, a Participant shall have no rights to make withdrawals from, or to borrow against, the Participant’s Account for any reason.
8.Termination and Amendment.
(a)The Administrator may, at any time, terminate the Plan or any program under the Plan in whole or in part as to some or all Participants. No further Awards shall be granted to affected Participants after the effective date of any termination. Termination of the Plan shall not result in early distributions to Participants, and distributions shall instead be made to Participants on the same schedule as if the Plan had not been terminated; provided, however, that to the extent that early distribution of all or a portion of a Participant’s Account Value would not result in the imposition of interest or additional tax under Section 409A, the Administrator may require or permit such early distributions to the extent and in the manner permitted under Section 409A.
(b)The Administrator may also alter, amend or modify the Plan, any program under the Plan or any Award Certificate at any time in its sole discretion. These amendments may include (but are not limited to) changes that the Administrator considers necessary or advisable (i) as a result of changes in any, or the adoption or interpretation of any new, Legal Requirement or (ii) to ensure that Morgan Stanley is not subject to registration or regulation as a “commodity pool” operator under the Commodity Exchange Act, as amended, and the rules of the Commodity Futures Trading Commission promulgated thereunder, with respect to its operation of MSCIP or any program under MSCIP, and that neither MSCIP nor any program under MSCIP is treated as an “employee benefit plan” under ERISA. Notwithstanding anything to the contrary in any Descriptive Materials, the Administrator may not amend or modify the Plan, any program under the Plan or any Award Certificate in a manner that would materially impair a Participant’s rights, if any, in the Participant’s Account without the Participant’s consent; provided, however, that the Administrator may, without a Participant’s consent, amend or modify the Plan, any program under the Plan or any Award Certificate in any manner that the Administrator considers necessary or advisable to comply with any Legal Requirement or to ensure that neither the entirety nor any part of a Participant’s Account Value is subject to United States federal, state or local income tax or any equivalent taxes in territories outside the United States prior to payment or to any interest or penalty tax. To the extent necessary or advisable to comply with the Legal Requirements of any non-

U.S. jurisdiction in which the Firm implements the Plan, the Firm may supplement the Plan and/or any Award Certificate with an International Supplement.
(c)The Administrator shall notify Participants of any termination of the Plan or any amendment of the Plan that is material, and shall notify affected Participants of any amendment that affects such Participants’ rights, if any. Any amendment or waiver of a provision of the Plan or any Award Certificate (other than any amendment or waiver applicable to all Participants generally), which amendment or waiver operates in a Participant’s favor or confers a benefit on a Participant, must be in writing and signed by the Global Director of Human Resources or the Chief Administrative Officer of Morgan Stanley (or if such positions no longer exist, by the holder of an equivalent position) to be effective.
9.MSCIP Unfunded.
MSCIP is an unfunded incentive plan. A Participant’s Account represents at all times an unfunded, contingent and unsecured contractual obligation of Morgan Stanley. Each Participant and Beneficiary is an unsecured general creditor of Morgan Stanley with respect to all obligations owed under the Plan. Amounts payable under the Plan shall be satisfied solely out of the general assets of Morgan Stanley, subject to the claims of its creditors. A Participant and a Participant’s Beneficiaries will not have any interest in any fund or in any specific asset of Morgan Stanley of any kind by reason of any amount credited to the Participant under the Plan, nor shall a Participant or any Beneficiary or any other person have any right to receive any distribution under the Plan except as, and to the extent, expressly provided in this plan document or the Award Certificate. Morgan Stanley will not segregate any funds or assets to provide for the distribution of a Participant’s Account Value or issue any notes or securities for the payment thereof.
10.No Investment Obligation.
The Firm has no obligation to invest amounts corresponding to a Participant’s Awards or Account Value and/or any appreciation thereon (including, without limitation, in the Referenced Funds tracked by the Notional Investments to which a Participant’s Account is indexed). If the Firm invests amounts corresponding to Awards or Account Values in any Referenced Fund, such investment shall not confer on a Participant any right or interest in any such Referenced Fund. Participants will have no ownership or other interest in any financial or other instrument or arrangement that Morgan Stanley may acquire or enter into to hedge its obligations under the Plan.
11.Taxes and Withholding; Other Obligations.
(a)Taxes and Withholding. Any vesting, payment, distribution or award made under the Plan shall be subject to the Firm’s withholding of all required United States federal, state and local and foreign income and employment/payroll taxes, including without limitation Federal Insurance Contributions Act (“FICA”) taxes (Social

Security and Medicare), and all such payments, distributions, or awards shall be net of such tax withholding.  In addition to withholding such taxes from any payment, distribution, or award to which such taxes relate, subject to the immediately following sentence, Participants authorize the Firm to withhold such taxes from any payroll or other payment or compensation to the Participant and to take such other action as the Firm may deem advisable to enable the Firm and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations, assessments, or other governmental charges, whether of the United States or any other jurisdiction, relating to the vesting, payment, distribution, or award. However, the Firm may not deduct or withhold such sum from any payroll or other payment or compensation, except to the extent it is not prohibited by Section 409A and would not cause the Participant to recognize income for United States federal income tax purposes prior to the time of payment of any amount hereunder or to incur interest or additional tax under Section 409A. In the discretion of the Firm, the Firm may accelerate the payment of any amount under the Plan to the extent necessary to pay (i) any FICA taxes imposed on such amount prior to the scheduled payment thereof and (ii) any income tax withholding imposed as a result of accelerated payment pursuant to the preceding clause (i).
(b)Other Obligations. The Firm shall have no authority to withhold any amount from a payment or distribution pursuant the Plan for the purpose of satisfying all or any part of an obligation that a Participant owes to the Firm, except (i) to the extent authorized under Section 11(a) relating to tax and other withholding obligations or (ii) otherwise, to the extent such withholding is not prohibited by Section 409A and would not cause the Participant to recognize income for United States federal income tax purposes prior to the time of payment of any amount hereunder or to incur interest or additional tax under Section 409A.
12.Nontransferability.
A Participant may not assign, sell, garnish, transfer, pledge or encumber the Participant’s interests in the Plan, other than as provided in Section 13 (which allows a Participant to designate a Beneficiary or Beneficiaries in the event of the Participant’s death) or by will or the laws of descent and distribution. This prohibition includes any assignment or other transfer that purports to occur by operation of law or otherwise. During a Participant’s lifetime, payments shall be made only to the Participant. The terms and conditions of the Plan are binding on, and shall benefit, Morgan Stanley and its successors and assigns, and the Participants, their Beneficiaries, heirs, legatees and personal representatives.
13.Designation of a Beneficiary.
A Participant may designate a Beneficiary or Beneficiaries to receive all or part of the Participant’s MSCIP payments to be paid under the Plan in the event of the Participant’s death. To designate a Beneficiary, a Participant must complete and submit a designation of beneficiary form with the Executive Compensation Department pursuant to procedures the Administrator may establish from time to time. A Participant may revoke or change the Participant’s designation at any time.
14.Claims Procedure.
The Administrator may establish procedures from time to time pursuant to which the Administrator will process claims by Participants with respect to the Plan.
15.No Right to Continued Employment or Participation.
Neither the Plan nor any interpretation, determination or other action taken or omitted to be taken pursuant to the Plan shall be construed as guaranteeing a Participant’s employment with the Firm, a discretionary bonus or any particular level of bonus, compensation or benefits or as giving a Participant any right to continued employment, during any period, nor shall they be construed as giving a Participant any right to be reemployed by the Firm following any termination of employment. In addition, neither the Plan nor any interpretation, determination or other action taken or omitted to be taken pursuant to the Plan shall be deemed to create or confer on a Participant any right to participate in MSCIP, or in any similar program that may be established by the Firm, in respect of any Fiscal Year or other period.
16.Conflicts.
In the event of any conflict or inconsistency between the MSCIP plan document and any Award Certificate or any of the Descriptive Materials, the plan document shall govern and the Award Certificate and any Descriptive Materials shall be interpreted to minimize or eliminate any such conflict or inconsistency; provided, however, that to the extent the Administrator amends or modifies any term or definition set forth herein in accordance with Section 20, such modified term or definition will be communicated to the Participant in the applicable Award Certificate and shall govern; and, provided, further, that to the extent the Administrator amends or modifies any term or definition set forth herein in accordance with Section 8(b) to comply with the Legal Requirements of any non-U.S. jurisdiction in which the Firm implements the Plan, such modified term or definition will be communicated to the Participant in the applicable International Supplement and shall govern.
17.Governing Law and Exclusive Jurisdiction.
The Plan and all rights hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to any conflicts or choice of law rule or principle that might otherwise refer the interpretation of the Award or Account Value to the substantive or procedural law of another jurisdiction. Unless the Participant is bound by an arbitration agreement with Morgan Stanley (or its parents, subsidiaries, affiliates, predecessors, successors or assigns) covering any dispute arising out of or in any way connected with the Plan, a Participant’s participation in the Plan or rights under the Plan, the United States District Court for the Southern District of

New York shall have exclusive jurisdiction over any such dispute or, if the United States District Court for the Southern District of New York does not have subject matter jurisdiction, the Supreme Court for the State of New York, New York County shall have exclusive jurisdiction.
18.Severability.
The provisions set forth herein shall be severable and, if any provision of this Plan shall be determined to be legally unenforceable or void, such unenforceable or void provision shall not affect the legality, validity or enforceability of the remaining provisions hereof and may be severed from the remaining provisions as appropriate, to the extent permitted by law. If a tribunal of competent jurisdiction determines that a particular provision set forth herein is invalid, unenforceable, or void under the applicable law in a particular jurisdiction, such provision will not be enforced in that jurisdiction, but shall remain effective and enforceable in all other jurisdictions.
19.Construction.
The headings in this plan document have been inserted for convenience of reference only and are to be ignored in any construction of MSCIP. Use of one gender includes the other, and the singular and plural include each other.
20.Defined Terms.
Unless determined otherwise by the Administrator and set forth in the applicable Award Certificate, the following terms shall have the indicated meanings:
(a)“Account” means the bookkeeping account maintained on the books and records of Morgan Stanley in a Participant’s name to record Awards and credits or debits thereto in accordance with the Plan. An Account is established only for purposes of tracking Notional Investments and not to segregate assets or to identify assets that may be used to make payments under the Plan.
(b)“Account Value” means the amount reflected on the books and records of Morgan Stanley as the value of a Participant’s Account at any date of determination, as determined in accordance with the Plan.
(c)“Award” means the initial value of an incentive award granted to a Participant under the Plan.
(d)“Award Certificate” means a written or electronic document which, for each specified Award and related Account Value, sets forth those terms and conditions of the Plan that, pursuant to the terms of this plan document, are to be communicated in an Award Certificate, including terms and definitions that are not otherwise set forth herein or that the Administrator has determined to modify from those set forth herein. With respect to Participants employed outside the United States, references in this Plan to an Award Certificate shall include the International Supplement.
(e)“Beneficiary” means the person designated by a Participant pursuant to Section 13 to receive any payments under the Plan in the event of the Participant’s death.
(f)“Compensation Committee” means the Compensation, Management Development and Succession Committee of the Board of Directors of Morgan Stanley.
(g)“Descriptive Materials” means any term sheets, brochures or other materials relating to MSCIP, whether in written or electronic form, that are distributed to or made available to Eligible Employees.
(h)“Eligible Employees” means employees of the Firm whom the Administrator determines pursuant to Section 3 to be eligible for an Award under the Plan.
(i)“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.
(j)“Executive Compensation Department” means Morgan Stanley’s Executive Compensation Department or any other department of Morgan Stanley that succeeds to the functions of the Executive Compensation Department.
(k)The “Firm” means Morgan Stanley (including any successor thereto), together with its subsidiaries and other affiliates.
(l)“Fiscal Year” means a fiscal year of Morgan Stanley.
(m)“International Supplement” means a written or electronic document that amends, deletes or supplements the terms and conditions of the Plan or an Award Certificate with respect to Participants employed outside the United States. With respect to Participants employed outside the United States, references in this Plan to an Award Certificate shall include the International Supplement.
(n)“Legal Requirement” means any law, regulation, ruling, judicial decision, accounting standard, regulatory guidance or other legal requirement.
(o)“Notional Investments” means the Referenced Funds or other investment vehicles used to measure the return (positive or negative) to be attributed to Awards. For the avoidance of doubt, a Participant’s interest in any Notional Investment shall be notional.
(p)“Participant” means an Eligible Employee who receives an Award under the Plan.

(q)“Referenced Fund” means the fund(s) or other investment vehicle(s) to which a Notional Investment relates.
(r)“Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and the rules, regulations and guidance thereunder (or any successor provisions thereto).
(s)“Top Hat Plan” means a plan, including a program under MSCIP, that is intended to qualify as a plan maintained for a select group of highly compensated or management employees within the meaning of ERISA.

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